Exhibit 5.1

January 18, 2024

Akanda Corp.
1a, 1b Learoyd Road

New Romney, TN28 8XU

United Kingdom

Dear Sirs/Mesdames:

Re: Akanda Corp. - Registration Statement on Form F-3

We have acted as Canadian counsel to Akanda Corp. (the "Corporation"), a corporation existing under the laws of the Province of Ontario, in connection with a Registration Statement on Form F-3, including a prospectus constituting a part thereof (the “Registration Statement”), being filed by the Corporation with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) dated and effective as of the date of this opinion, relating to the Corporation’s offering (the “Offering”) of up to an aggregate of US$5,000,000 of any combination of the following securities (the "Securities"):

1.	common shares in the capital of the Corporation (each, a "Common Share");
2.	warrants to purchase Common Shares (each, a "Warrant"); and
3.	units comprised of one or more of the Securities described above in any combination (each, a "Unit").

We understand that the Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus"), and supplements to the Prospectus and pursuant to Rule 415 under the Act.

EXAMINATION OF DOCUMENTS

In giving the opinion expressed below, as Canadian counsel for the Corporation, we have examined executed copies of the Registration Statement, including the Prospectus.

This opinion is being provided at the request of the Corporation.

For the purposes of the opinion expressed below, we have considered questions of law, made the investigations, and examined originals or copies, certified or otherwise identified to our satisfaction, of the certificates of public officials and other certificates, documents and records, that we considered necessary or relevant, including:

1.	the articles and by-laws of the Corporation (collectively, the “Constating Documents”);
2.	resolutions of the board of directors of the Corporation authorizing, among other things, the Registration Statement (including the Prospectus), and the creation, issue and sale of the Securities;
3.	a certificate of status in respect of the Corporation issued by the Ontario Ministry of Public and Business Service Delivery (formerly the Ministry of Government and Consumer Services) (Ontario) on January 18, 2024; and
4.	as to certain matters of fact relevant to the opinion expressed below, a certificate of an officer of the Corporation dated the date of this opinion addressed to Gowling WLG (Canada) LLP.

We have not reviewed the minute books or, except as described above, any other corporate records of the Corporation.

ASSUMPTIONS AND RELIANCES

We have relied exclusively upon the certificates, documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this opinion.

For the purposes of the opinion expressed below, we have assumed, without independent investigation or inquiry, that:

1.	with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the authentic original documents;

2.	the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided under those searches or inquiries are and remain accurate and complete;

3.	all information contained in all documents reviewed by us is true and correct; and

4.	there is no foreign law that would affect the opinion expressed herein.

We also have assumed the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We have also assumed that at all relevant times:

1.	the Corporation has the corporate power and capacity to authorize the terms of the Offering and related matters;
2.	the Corporation has taken all necessary corporate action to authorize the terms of the Offering and related matters;
3.	the terms of the Offering and related matters do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the Constating Documents, any resolutions of the board of directors or shareholders of the Corporation, any agreement or obligation of the Corporation, or applicable law;
4.	the Corporation has the corporate power and capacity to execute and deliver, and perform its obligations under the terms and conditions of any purchase, underwriting or other agreement, indenture, instrument or other document relating to the Corporation's creation, authentication, issuance, sale and/or delivery of the Securities to which the Corporation is party and/or the Offering (any such agreement, an "Agreement");
5.	the Corporation has taken all necessary corporate action to authorize the execution and delivery by the Corporation of each applicable Agreement and the performance of its obligations under the terms and conditions thereof;
6.	each applicable Agreement (i) has been duly authorized, executed and delivered by all parties thereto and such parties have the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; (iii) is enforceable in accordance with its terms against all parties thereto; and (iv) is governed by the laws of the Province of Ontario;
7.	the execution and delivery of each applicable Agreement and the performance by the Corporation of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the Constating Documents, any resolutions of the board of directors or shareholders of the Corporation, any agreement or obligation of the Corporation, or applicable law;

8.	the Corporation has the corporate power and capacity to authorize, create, authenticate, issue, sell and deliver the Securities and to perform its obligations under the terms and conditions of the Securities;
9.	the Corporation has taken all necessary corporate action to authorize, create, authenticate, issue, sell and deliver the Securities and to perform its obligations under the terms and conditions of the Securities, and all of the terms and conditions relevant to the issuance, sale and delivery of the Securities in the applicable Agreement have been complied with, including any other person signing or authenticating the Securities, as applicable;
10.	the authorization, creation, authentication, issuance, sale and delivery of the Securities and the performance by the Corporation of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the Constating Documents, any resolutions of the board of directors or shareholders of the Corporation, any agreement or obligation of the Corporation, or applicable law;
11.	the effectiveness of the Registration Statement, and any amendments thereto (including post-effective amendments), will not have been terminated or rescinded;

12.

all Securities will be offered and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement filed in the United States; and

13.	no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Securities or the Offering.

Where our opinion expressed herein refers to any of the Securities having been issued as "fully paid and non-assessable", such opinion assumes that all required consideration (in whatever form) has been paid for such Securities. No opinion is expressed as to the adequacy of any consideration received.

LAWS ADDRESSED

We are solicitors qualified to express opinions only with respect to the laws of the Province of Ontario and the opinion expressed herein relates only to the laws of the Province of Ontario and the federal laws of Canada applicable therein as in effect on the date hereof.

OPINION

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon payment for the applicable Securities provided for in the applicable Agreement and when issued, sold and delivered in accordance with such Agreement:

1.	the Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Corporation; and
2.	the Warrants and Units will be validly created and issued securities of the Corporation.

QUALIFICATIONS AND LIMITATIONS

1.	The legality, validity, binding effect and enforceability of each Agreement are subject to, and may be limited by, applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, liquidation, moratorium, preference and other similar laws of general application affecting the enforcement of creditors’ rights generally.
2.	The enforceability of the obligations of the Corporation under each Agreement is subject to, and may be limited by, general equitable and legal principles, including those relating to the conduct of parties such as reasonableness and good faith in the performance of contracts, and to the principle that equitable remedies such as injunctive relief and specific performance are only available in the discretion of the court.

RELIANCE

This opinion is solely for the benefit of its addressee in connection with the filing of the Registration Statement and Prospectus with the Commission and is not to be transmitted to any other person, nor is it to be relied upon in any manner by any other person. This opinion may not otherwise be disclosed, quoted, filed with a government agency or referred to without our prior express consent.

Our opinion is given as of the date of this opinion letter. Among other things, our opinion does not take into account any circumstance (including changes in law or facts or the conduct of any of the relevant parties) that may occur after that date. We assume no obligation to update or supplement the opinion set forth herein to reflect any changes of law or fact that may occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name on the cover page and under the caption "Legal Matters" in the Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours truly,

"Gowling WLG (Canada) LLP"